Exhibit 10.53

This Employment Agreement (this “Agreement”) is entered into between Sequenom, Inc. a Delaware corporation (the “Company”) and Harry F. Hixson, Jr. Ph.D. (“Employee”), on March, 13, 2010. In consideration of, and as a condition of Employee’s employment by the Company, and of the compensation to be paid to Employee by the Company, and in recognition of the fact that Employee will have access to the Company’s confidential, proprietary, and trade secret information, the Company and Employee agrees to the terms and conditions set forth in this Agreement as follows:

1. Employment. Director.

1.1 Employment. Effective as of September 28, 2009, Employee will be employed by the Company as its Chief Executive Officer. Employee agrees that Employee’s employment with the Company is on an at-will basis, is for no specified term and may be terminated by the Company at any time, with or without Cause, and with or without notice. Employee may terminate employment with the Company at any time for any reason upon written notice as provided in Section 9 of this Agreement. Employee understands and agrees that the nature of Employee’s employment relationship with the Company cannot be changed or modified except by a written agreement signed by the Lead Director of the Board of Directors of the Company (the “Board”).

1.2 Director. This Agreement is intended only to cover the terms and conditions of Employee’s employment with the Company. The extent and terms of Employee’s service as a member and Chairman of the Board of Directors are not affected by this Agreement.

1.3 Duties of Employee. Employee shall report to the Board. Employee shall have overall responsibility for the management, direction, and operations of the Company. Employee shall perform such other duties and have such other responsibilities as may be assigned to Employee from time to time by the Board.

2. Loyalty. As long as Employee is employed by the Company, Employee shall devote full time and efforts to the Company and shall not, without the Company’s prior express written consent, engage directly or indirectly in any employment, consulting or business activity other than for the Company. Notwithstanding the foregoing, the Company agrees that Employee may continue to provide services as an employee of BrainCells Inc. through December 31, 2010, as a member of the board of directors of Arena Pharmaceuticals, Infinity Pharmaceuticals, NovaBay Pharmaceuticals, and BrainCells Inc., and as a member of the San Diego Opera Board of Directors and the Board of Directors of the San Diego-Imperial Council, Boy Scouts of America; provided that such outside services do not in Sequenom’s judgment interfere with Employee’s obligation to provide full time service to Sequenom as an executive and director. Employee may not accept any additional director, employment, consultant or other outside service, or any extension of any existing service, without seeking and obtaining approval from the Compensation Committee after providing the chair with all material information regarding the proposed new or extended service. Employee will refer to the Company all genetic analysis and molecular diagnostic corporate opportunities Employee learns of as a result of service as an employee of the Company.

3. Compensation and Benefits.

3.1 Salary. Employee’s annual base salary shall be $475,000, less standard deductions and withholdings, payable in accordance with the Company’s standard payroll policy. Such base salary may be increased, subject to approval by the Compensation Committee of the Board.

3.2 Bonus. Employee shall be eligible for an annual performance bonus of up to 50% of Employee’s applicable annual base salary (the “Target Bonus”), less standard deductions and withholdings. The amount of the bonus, if any, will be determined by the Company’s and Employee’s performance against specific measurable corporate and personal goals established annually by the Compensation Committee of the Board. The Target Bonus shall be paid during the first quarter of the calendar year that follows the calendar year for which it was earned. For 2009, Employee shall receive a pro-rated annual bonus of $59,375 provided he is serving as Chief Executive as of December 31, 2009.

3.3 Stock Options. On October 21, 2009, the Company granted to Employee two stock options to purchase an aggregate of 375,000 shares of the common stock of the Company, $0.001 par value per share (the “Common Stock”). The exercise price for both stock options was equal to the fair market value of the Common Stock on October 21, 2009, as determined by the Board. Both stock options have a 10 year term and become exercisable or “vest” in 12 equal monthly installments, in the case of the first option to purchase 187,500 shares of Common Stock, commencing on September 28, 2009 and for so long as Employee continues to provide services to the Company as an employee, director or consultant and, in the case of the second option to purchase 187,500 shares of Common Stock, commencing on September 28, 2010 and for so long as Employee serves as Chief Executive Officer. Employee will be permitted to exercise both stock options for up to one year following termination of his employment or services by the Company (but in any event no later than the end of the maximum permitted term of the options). The other terms and conditions of the stock options are as set forth in the individual stock option agreements, which shall be the Company’s standard form of option agreement and consistent with its 2006 Equity Incentive Plan (the “Equity Incentive Plan”).

3.4 Contingent Stock Option. On or as soon as practicable after September 28, 2010, the Company shall grant to Employee pursuant to the Equity Incentive Plan an additional stock option to purchase that number of shares of Common Stock equal to the difference between 187,500 and the number determined by multiplying the fully diluted shares of the Company outstanding on the grant date by the percentage that 187,500 shares represented of the fully diluted shares of the Company outstanding on October 21, 2009. Such additional stock option, if granted, shall have an exercise price equal to the fair market value of the Common Stock on the grant date, as determined by the Board. Such additional stock option, if granted, shall have a 10 year term and shall be fully vested on the grant date. In addition, Employee will be permitted to exercise such stock option for up to one year following termination of his employment or services by the Company (but in any event no later than the end of the maximum permitted term of the option). The other terms and conditions of the stock option shall be governed by the Equity Incentive Plan and the individual stock option agreement.

3.5 Restricted Stock Award. Employee was granted restricted stock units (“RSUs”) covering 225,000 shares of Common Stock, which shall vest upon the achievement of specific performance-based milestones established by the Board, consistent with those established for other employees of the Company. The RSUs shall continue to vest for so long as Employee continues to provide services to the Company as an employee, director or consultant. The other terms and conditions of such RSUs shall be governed by the Equity Incentive Plan and the individual restricted stock unit agreement or such other documentation as shall be approved and adopted by the Board to evidence such RSUs.

3.6 Change in Control Plan. Employee shall be an eligible “Participant” in the Company’s Change in Control Severance Benefit Plan (the “Change in Control Plan”).

3.7. Other Benefits. Employee shall be entitled to participate in such employee benefit plans and to receive such other fringe benefits as are customarily afforded the Company’s employees and executives. Employee understands that, except when prohibited by applicable law, the Company’s employee benefit plans and fringe benefits, including the Equity Incentive Plan, may be amended, enlarged, diminished or terminated by the Company from time to time, in its sole discretion.

3.8 Expense Reimbursement. Upon submission of itemized expense statements in the manner specified by the Company, the Company will pay Employee’s reasonable travel and other reasonable business expenses incurred by Employee in the furtherance of and in connection with Employee’s employment hereunder, provided that Employee submits receipts or other documentation for such expenses no later than ninety (90) days after incurring such expenses. The Company shall reimburse all such eligible expenses promptly, but in no event later than ninety (90) after receiving such documentation.

4. Employee’s Performance.

4.1 Rules, Procedures and Standards. Employee shall use best efforts to perform assigned duties diligently, loyally, conscientiously, and with reasonable skill, and shall comply with all rules, procedures and standards promulgated from time to time by the Company. Among such rules, procedures and standards are those governing ethical and other professional standards for dealing with customers, government agencies, vendors, competitors, consultants, fellow employees, and the public-at-large; security provisions designed to protect the Company’s property and the personal security of the Company’s employees; rules respecting attendance, punctuality, and hours of work; and, rules and procedures designed to protect the confidentiality of the Company’s proprietary and trade secret information. The Company agrees to make reasonable efforts to inform Employee of such rules, standards and procedures as are in effect from time to time.

4.2 Employee Handbook. The employment relationship between the Company and Employee shall be governed by the policies and practices established by the Company and the Board. Employee will acknowledge in writing that he has read the Company’s Employee Handbook, which will govern the terms and conditions of his employment with the Company, along with this Agreement. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

4.3 Additional Representations. Employee hereby represents and warrants that (i) Employee has the full right to enter into this Agreement and perform the services required of hereunder, without any restriction whatsoever, and (ii) in the course of performing services hereunder, Employee will not violate the terms or conditions of any agreement between Employee and any third party. It is the understanding of both the Company and Employee that Employee shall not divulge to the Company or any of its subsidiaries any confidential information or trade secrets belonging to others, including Employee’s former employers, nor shall the Company or any of its affiliates seek to elicit from Employee any such information. Consistent with the foregoing, Employee shall not provide to the Company or any of its affiliates, and the Company and its affiliates shall not request, any documents or copies of documents containing such information.

5. The Company’s Management Rights. The Company retains its full management prerogatives and discretion to manage and direct its business affairs, including the adoption, amendment or modification of research, development, production or marketing decisions as it sees fit, notwithstanding any individual interest in, or expectation, Employee may have regarding a particular business program or product.

6. Nondisclosure of Confidential, Proprietary or Trade Secret Information. As a condition of continued employment, Employee agrees to continue to abide by the Proprietary Information and Inventions Agreement previously entered into in conjunction with the Prior Agreement (the “Inventions Agreement”). The termination of employment shall not release Employee from Employee’s obligations under the Inventions Agreement or as established by applicable laws or the Company’s policies.

7. No Solicitation of Customers or Employees. Employee acknowledges that the Company has invested substantial time, effort and expense in compiling its confidential, proprietary and trade secret information and in assembling its present staff of personnel. In order to protect the business value of the Company’s confidential, proprietary and trade secret information, during Employee’s employment with the Company and for one year immediately following the termination of that employment with the Company:

(a) Employee agrees that information regarding all customers and all prospective customers of the Company, including information about customer personnel, technical needs and preferences, financial matters and future plans, of which Employee learns during Employee’s employment with the Company, may constitute “Proprietary Information” of the Company as defined in the Inventions Agreement.

(b) Employee agrees not to, directly or indirectly, induce or solicit any of the Company’s employees to leave their employment with the Company.

8. Return of Property. Upon the termination of Employee’s employment with the Company or at any other time upon request of the Company, Employee shall promptly return any and all customer or prospective customer lists, other customer or prospective customer information or related materials, formulas, computer data and programs, specifications, drawings, blueprints, data storage devices, reproductions, sketches, notes, memoranda, reports, records, proposals, business plans, or copies of them, other documents, materials, tools, equipment, and all other property belonging to the Company or its customers which Employee then possesses. Employee further agrees, that upon termination of his employment, Employee shall not take any documents or data of any description containing or pertaining to the Company’s Proprietary Information or Inventions, as those terms are defined in the Inventions Agreement. Upon leaving the Company’s employment, Employee agrees to sign a Termination Certificate confirming that Employee has complied with the requirements of this Section 8 and that Employee is aware that certain restrictions imposed by this Agreement continue after termination of Employee’s employment. Employee further understands that Employee’s continuing obligations under the Inventions Agreement will continue even if Employee does not sign a Termination Certificate.

9. Termination. Employment under this agreement is terminable at the will of the Board, with or without cause or notice, or by Employee upon giving the Board four weeks advanced notice of his resignation of employment.

10. Payment after Termination.

10.1 Effect of Termination. Following termination of Employee’s employment, all payments and benefits provided to Employee under this Agreement shall cease as of the date of such termination, except as otherwise provided herein.

10.2 Payment upon Termination. In the event Employee’s employment is terminated by the Company or by Employee pursuant to Section 9, Employee shall receive the following payments and rights upon termination:

(a) Accrued but unpaid salary;

(b) Accrued but unused vacation pay;

(c) If Employee elects continued coverage under COBRA, Company will pay Employee’s health insurance premiums for Employee and Employee’s family for a period of 90 days from the effective date of Employee’s termination of employment with the Company, to the same extent the Company paid those premiums at the time of termination.

(d) A proration of any Target Bonus determined by the Company to be appropriate for Employee after completion of the entire Target Bonus year, prorated in the discretion of the company taking into account the period of Employee’s service during the computation period and the contributions made by the Employee to achieving Target Bonus objectives.

10.3. Relationship to Other Agreements. Unless modified herein, any rights Employee has under the Company’s Amended and Restated Change in Control Severance Benefit Plan or Equity Incentive Plan are not affected by this Agreement.

10.4. Consulting After Termination. In the event Employee continues to be a member of the Company’s Board of Directors after the time Employee’s employment as Chief Executive Officer is terminated by the Company or by Employee pursuant to Section 9, and the Company shall have need for consultation and services from Employee during a transition period beyond the normal duties of a member of the Board of Directors, Company and Employee may agree to a contract for continued service by Employee as a consultant to the Company to perform such services, at a per diem rate equal to a proration of employee’s last salary with the Company. The amount and duration of the requested consulting services rests in the sole discretion of the Company.

11. Arbitration. The Company and Employee agree that any controversy or claim arising out of or relating to this Agreement or the Company’s employment of Employee (including, but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, the California Constitution or any other federal, state or local statutes or common law) or any dispute arising out of the interpretation or application of this Agreement that the Company and Employee are unable to resolve shall be finally resolved and settled exclusively by arbitration in San Diego, California by a single arbitrator who is mutually selected by the Company and Employee. If the Company and Employee cannot agree upon an arbitrator, then each party shall choose its own independent representative and those independent representatives shall in turn choose the single arbitrator within 30 days of the date of the selection of the first independent representative.

12. Miscellaneous.

12.1 Entire Agreement. This Agreement together with the Inventions Agreement and the Employee Handbook represent the Company’s and Employee’s entire understanding with respect to the subject matter contained herein and therein and supersedes the Prior Agreement and all other previous understandings, written or oral between the Company and Employee concerning the subject matters of this Agreement, the Inventions Agreement and the Employee Handbook. This Agreement may be amended or modified only with the signed written consent of both the Company and Employee. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

12.2 Survival. The Inventions Agreement and Sections 7, 8, 9, 11, 12, 13 and 14 of this Agreement shall remain in effect after the termination of Employee’s employment by the Company, regardless of the reason the employment relationship ends.

12.3 Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Employee’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Employee. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

12.4 Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

12.5 Injunctive Relief. Employee recognizes that money damages alone would not adequately compensate the Company in event of any breach by Employee of Section 6, 7 or 8 or any provision of the Inventions Agreement. Therefore, Employee agrees that, in addition to all other remedies available to the Company at law, in equity, or otherwise, the Company shall be entitled to seek injunctive relief to restrain any breach of said Sections and to enforce the provisions hereof, without showing or proving any actual damage to the Company or posting any bond.

12.6 Non-Waiver. No failure by either party to insist upon strict compliance with any of the terms, covenants, or conditions hereof, and no delay or omission by either party in exercising any right under this Agreement, will operate as a waiver of such terms, covenants, conditions or rights. A waiver or consent given by a party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

12.7 Governing Law. Venue. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California. The parties agree that the venue for any dispute under this Agreement will be San Diego California, whether in a court of law or before an arbitrator, as provided herein. The Company and Employee severally recognize and consent to the jurisdiction over each of them by the courts of the state of California.

12.8 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Employee shall be sent to the last known address in the Company’s records or such other address as Employee may specify in writing. Notices to the Company shall be sent to the Company’s Chief Financial Officer or to such other representative of the Company as the Company may specify in writing.

12.9 Advertising Waiver. Employee agrees to permit the Company and its affiliates, and persons or other organizations authorized by the Company or any of its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products or services of the Company or any of its affiliates, or the machinery and equipment used in the provision thereof, in which Employee’s name or pictures of Employee taken in the course of Employee’s provision of services to the Company or any of its affiliates, appear. Employee hereby waives and releases any claim or right Employee may otherwise have arising out of such use, publication or distribution.

12.10 Attorneys’ Fees. The Company agrees to reimburse Employee for up to $8,000 in attorneys’ fees incurred by Employee regarding preparation of this Agreement.

BY PLACING THEIR SIGNATURES HEREUNDER, EMPLOYEE AND THE COMPANY ACKNOWLEDGE THAT THEY HAVE READ ALL THE PROVISIONS OF THIS AGREEMENT AND THAT THEY AGREE TO ALL OF ITS TERMS.

EMPLOYEE:

Date: March 13, 2010

/s/ Harry F. Hixson, Jr.,
Harry F. Hixson, Jr. Ph.D.

Date: March 13, 2010	SEQUENOM, INC.

	By:	/s/ Richard A. Lerner, M.D.
Richard A. Lerner, M.D.
Lead Director of the Board of Directors